PRESS RELEASE
                                                                                Exhibit 99.1

Community Bancorp. Reports Earnings and Dividend

October 12, 2018	For immediate release

For more information, contact: Kathryn M. Austin, President & CEO at (802) 334-7915

Trading Symbol: CMTV
(Traded on the OTCQX)

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the third quarter ended September 30, 2018, of $2,269,732 or $0.44 per share compared to $1,792,949 or $0.35 per share for the third quarter of 2017. Year to date earnings for 2018 are $6,254,929 or $1.20 per share compared to $4,706,679 or $0.91 per share a year ago.

Total assets at September 30, 2018 were $694,499,557 compared to $667,045,595 at year end and $661,539,071 at September 30, 2017. Commercial loan originations continue to drive asset growth with increases in loans in the amount of $27,638,372 year to date and $24,454,904 year over year. The growth in loans has continued to provide increases in interest income, resulting in an increase of $696,857, or 10.22% for the third quarter. This increase resulted in an increase in net interest income of $272,904, or 4.53%. Net Interest Income for the first nine months of 2018 was $18,295,326 compared to $17,141,288 for the same period in 2017, an increase of 6.73%. Funding for the loan growth came from a combination of an increase in core deposits and use of wholesale funds. Wholesale funds have been kept on short term in order to minimize the Company’s cost of funds. Further contributing to the Company’s performance was an increase in year to date non-interest income of 10.17% as well as an increase in year to date non-interest expenses of only 1.68%, resulting in the increase in net income of 32.89%, compared to 2017. The significant increase in non-interest income was primarily due to a one-time gain on sale of property of $263,118 which was directly related to the sale of a Condominium unit to the Company’s affiliate, CFSG. Prior to the sale, CFSG rented this unit since its formation in 2002.

President and CEO Kathryn Austin commented on the third quarter results. “Our continued growth and strong financial results is attributed to our team of commercial lenders who are dedicated to serving our customers in all our markets. We are pleased with the growth opportunities in our new markets and value the relationships in our mature markets too. The increase in loans of $27.6 million, together with the increases in short-term rates, is contributing to these improved earnings. These rate increases also will continue to put upward pressure on interest rates paid on deposit accounts and overall funding cost. Core deposits remain our preferred source of funds whenever possible. These positive results are attributed to the hard work and dedication of all our employees. We continue to be “Vermont’s Community Bank.”

As previously announced, the Company has declared a quarterly cash dividend of $0.19 per share payable November 1, 2018 to shareholders of record as of October 15, 2018.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs. Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control. Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.